UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2012

AFFYMAX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33213	77-0579396
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

4001 Miranda Avenue
Palo Alto, California 94304
(Address of principal executive offices and zip code)

(650) 812 -8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On June 13, 2012, the Compensation Committee of Affymax, Inc. (the “Company”) recommended, and the Board of Directors adopted, changes to our compensation policies and practices for our non-employee directors.  These changes were based on the Compensation Committee’s 2011 annual review of our compensation policies and practices.  As described in detail below, these changes include the adoption of stock ownership guidelines for non-employee directors beginning in 2013 and related changes to their annual equity grants from stock options only to a combination of stock options and restricted stock units (“RSUs”).

(1)       Stock Ownership Guidelines — The Board adopted stock ownership guidelines for non-employee directors, effective January 1, 2013, pursuant to which each such director is expected to own the number of shares of the Company’s common stock with a fair market value equal to at least three times the annual cash retainer for directors within 5 years of the date of such director’s first RSU grant.  These guidelines remain in effect as long as each non-employee director remains on the Board, and are intended to align the interests of such directors with the long-term interests of stockholders.  All shares owned directly (excluding stock options), shares owned indirectly (e.g., in a family trust) and vested RSUs will be counted toward these guidelines.

(2)       Annual Equity Grants — In connection with implementing the stock ownership guidelines, the Board approved an amendment to the Company’s 2006 Equity Incentive Plan to change the annual equity grants to non-employee directors, effective as of the 2013 Annual Meeting of Stockholders.  First, the Board reduced the annual grant of a non-statutory stock option (“NSO”) to purchase 12,000 shares of the Company’s common stock to an annual grant of an NSO to purchase 6,000 shares of the Company’s common stock.  NSOs will continue to vest monthly over 12 months.  Second, the Board approved an annual grant of 3,000 RSUs.  RSUs will vest 13 months after the grant date.

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 13, 2012, the Compensation Committee recommended, and the Board of Directors awarded, a product-approval bonus to Anne-Marie Duliege, M.D., M.S., the Company’s Chief Medical Officer, in recognition of her significant contributions in achieving first-cycle approval by the U.S. Food and Drug Administration of our first product, OMONTYS® (Peginesatide) Injection, on March 27, 2012.  This bonus will be a cash payment to Dr. Duliege on June 30, 2012 equal to 15% of her current base salary, or approximately $58,970.

Item 5.07               Submission of Matters to a Vote of Security Holders.

On June 13, 2012, the Company held its Annual Meeting of Stockholders (the “Meeting”) at 4001 Miranda Avenue, Palo Alto, CA 94304.  Of the 35,945,886 shares of common stock entitled to be voted at the Meeting, 32,006,052 shares of common stock were voted in person or by proxy, constituting a quorum.

The following matters were considered and voted at the Meeting:

(1)             The stockholders voted to elect the three class III director nominees as follows:

Class III Directors	Votes For	Votes Withheld	Broker Non-Votes
Ted W. Love, M.D.	14,262,814	8,912,107	8,831,131
John A. Orwin	22,903,189	271,732	8,831,131
Daniel K. Spiegelman	21,298,344	1,876,577	8,831,131

Accordingly, the above persons were elected as directors for a three-year period expiring in 2015.

The term of the Company’s class I directors, Kathleen LaPorte, Keith R. Leonard, Jr. and Christine van Heek, will continue until our 2013 Annual Meeting of Stockholders.

The term of the Company’s class II directors, Hollings C. Renton and John P. Walker, will continue until our 2014 Annual Meeting of Stockholders.

(2)       The stockholders voted to ratify the selection of Ernst & Young LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012.  Of the votes cast, 31,895,750 shares were cast in favor, 91,297 votes against, 19,005 abstained and there were 0 broker non-votes.

(3)       The stockholders voted to approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion.  Of the votes cast, 14,963,041 shares were cast in favor, 8,179,503 votes against, 32,377 abstained and there were 8,831,131 broker non-votes.

(4)       The stockholders voted against the Internal Revenue Code Section 162(m) performance criteria and award limits of the Company’s 2006 Equity Incentive Plan to permit the Company to continue to grant awards to key officers, including named executive officers, that qualify as performance-based compensation under Internal Revenue Code Section 162(m).  Of the votes cast, 11,163,833 shares were cast in favor, 11,998,458 votes against, 12,630 abstained and there were 8,831,131 broker non-votes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AFFYMAX, INC .

Dated: June 19, 2012	By:	/s/ Herb Cross
Herb Cross
Chief Financial Officer